Exhibit 99.1

The Laclede Group, Inc.
Presentation for Annual Meeting of Shareholders
January 28, 2010

Chief Financial Officer’s Remarks:

Fiscal year ended September 30, 2009 was another strong year for The Laclede Group, in spite of the general downturn in our nation’s economy. In fact, Fiscal 2009 was our seventh consecutive year of record earnings when you exclude the fiscal 2008 operating results and net gain on the sale of SM&P Utility Resources, our former underground facility locating and marking subsidiary.

Our consolidated income from continuing operations for fiscal 2009 demonstrated solid year-over-year growth by increasing 12 percent to $64.2 million, or $2.92 diluted earnings per share, compared to $57.5 million, or $2.64 diluted earnings per share, for fiscal 2008.  This increase was principally due to higher earnings from Laclede Energy Resources or LER, our non-regulated natural gas service provider. During the year, LER not only captured favorable regional price differentials, but also posted record sales volumes in existing and new markets that exceeded the prior year’s level by nearly 50 percent, reflecting their acquisition of additional firm pipeline transportation capacity.  As a result, Laclede Energy Resources increased its earnings by 63 percent to $31.4 million.

As for Laclede Gas Company, our core subsidiary, it reported earnings of $33.2 million for fiscal 2009, a decrease of $5.9 million, compared to the previous fiscal year.  The decrease in earnings was primarily due to increased operating and maintenance expenses, and lower gas sales volumes resulting from weather that was 1.8% warmer than the prior year.  These factors were partially offset by higher Infrastructure System Replacement Surcharge revenues.  Fiscal 2008’s results also reflected the positive impact of recognizing certain tax-related benefits related to the closure, through either audit or expiration of the statute of limitations, of open tax years through 2006.  The amount of these 2008 tax benefits, which did not recur in fiscal 2009, was $1.6 million, or $0.07 diluted earnings per share.  Importantly, Laclede Gas’ earnings continue to be supported by a stable customer base, which reflects the economic diversity and strength of our service area, and provides a solid foundation for the future.

Turning now to the first quarter of fiscal 2010, on December 4, 2009, Laclede Gas Company filed for a general rate increase in net revenues of $52.6 million.  It is important to note that it has been almost three years since Laclede Gas last filed for rate relief, which reflects our efforts to achieve operating efficiencies and extend the period between rate filings.  In the past, it was not unusual for us to seek rate relief every one or two years.  Nonetheless, as I noted above, we have continued to experience increases in our operation and maintenance costs, and we have invested over $150 million in additional distribution infrastructure during the last three years on which an appropriate return needs to be earned through our base rates.

In reviewing our operating results for the first quarter of fiscal 2010 I will not only be providing traditional commentary on our performance by using Generally Accepted Accounting Principles (or GAAP) measures such as “net income” and “earnings per share”, but I will also discuss our performance on a non-GAAP basis by referring to some additional metrics that management has started using this year.  As Laclede Energy Resources has continued to expand its business, the number of its transactions accounted for through fair value measurements has increased.  This has contributed to Laclede Energy Resources’ earnings becoming slightly more volatile, because GAAP accounting requires that net unrealized gains and losses reflecting changes in the fair value of energy-related derivative transactions be recognized in earnings in accounting periods prior to when the transactions are actually completed or settled.  As a result, we are now using the non-GAAP measures of “net economic earnings” and “net economic earnings per share” to supplement our evaluation of Company performance.  These non-GAAP measures exclude from “net income” the after-tax impacts of net unrealized gains and losses on energy-related derivatives that are recognized by GAAP fair value accounting.  We believe that excluding the earnings volatility caused by recognizing changes in fair value prior to settlement provides a meaningful representation of the economic impact of the actual settled transactions and their effects on our results of operations.  Applying these non-GAAP measures to fiscal year 2009, our net economic earnings would have been $60.8 million or $2.76 per share.  Further, while we have begun to use these non-GAAP measures to evaluate both Laclede Gas and LER, the net effect on Laclede Gas’ earnings is minimal because the unrealized gains or losses on its natural gas derivative instruments are deferred pursuant to its Purchased Gas Adjustment Clause.  You can find a reconciliation of net economic earnings to net income in our earnings press release that was filed this morning and is available on our website.

For the quarter ended December 31, 2009, Laclede Group’s consolidated net earnings totaled $22.9 million, or $1.03 diluted earnings per share, compared to $31.3 million, or $1.41 diluted earnings per share, for the same period last year.  On a non-GAAP basis, Group’s first-quarter net economic earnings were $25.8 million, or $1.16 per share, compared to $29.1 million, or $1.31 per share, for the same quarter last year.

This decrease was primarily due to lower earnings realized by Laclede Energy Resources, which reported net income of $1.8 million for the first quarter of fiscal 2010, compared to $14.7 million for the same quarter last year.  After adjusting for the net after-tax effect of unrealized gains and losses, LER’s net economic earnings for the first-quarter of fiscal 2010 were $4.7 million compared to $12.5 million for the same quarter last year. The decrease is primarily due to the effect of lower margins on sales of natural gas, and to a lesser extent, a decrease of 7 percent in its sales volumes.  The reduced sales margins and volumes were driven primarily by narrower regional price differentials that have recently prevailed in the marketplace, as compared to the favorable market conditions that existed and LER was able to capture a year ago.

Laclede Gas posted solid results for the first quarter, with net income of $21.1 million for the first quarter of fiscal 2010, compared to $16.2 million for the same quarter last year.  This represents a contribution of $0.95 to consolidated diluted earnings per share for the first quarter, compared to $0.73 in the prior year.

The increase in Laclede Gas’ net income was primarily attributable to after-tax income totaling $3.7 million realized from a sale of propane in the wholesale market during the first quarter of fiscal 2010.  This non-regulated sale accounted for $.16 of the $.22 quarter over quarter increase and resulted from an inventory exchange that the counterparty settled in cash instead of through a return of inventory.  The remaining increase in earnings between the quarters was due to higher net investment income.

At our last two meetings, I’ve commented on the turmoil that has been occurring in our national credit and lending markets.  Today, I’m pleased to inform you that as these markets begin to return to some semblance of normalcy, the general upheaval within the credit and liquidity markets over the last several years has had a minimal direct impact on The Laclede Group.  Our “A” range credit ratings remain strong, having recently been reaffirmed by Standard & Poor’s, Moody’s and Fitch. Additionally, The Laclede Group and Laclede Gas continue to have solid base lines of credit in place of $50 million and $320 million, respectively.   And we continue to access the improving short-term commercial paper markets on favorable terms where we primarily borrow funds to support our purchases and the storage of natural gas through the spring and summer, in order to ensure that we have adequate, reasonably-priced gas supplies to meet our customers’ needs during the heating season.

Your Company has taken the right steps to successfully navigate the recent challenges of the credit markets, and I remain confident in our abilities to access the credit and liquidity we need to support the current and future business requirements of our Company.

Chief Executive Officer’s Remarks:

Fiscal year 2009 was indeed a successful year for your Company.  We experienced growth in continuing operations earnings, strong market opportunities for LER, significant gains in Laclede Gas’ efforts to continuously improve all in all solid progress toward positioning The Laclede Group to meet future challenges.

Despite the fact that the U.S. economy remains in one of its most difficult periods since the Great Depression, The Laclede Group continued to grow during 2009.  Along the way, we strengthened our balance sheet and increased our dividend at a time when many companies were unable to do so.  And the fact that our Company has paid out dividends for 63 consecutive years remains a testament to our long-term commitment to our shareholders.

If you’ve had a chance to read the 2009 Annual Report, you know that for the first time, the earnings contributions from our regulated utility, Laclede Gas, and our unregulated businesses, primarily LER, were nearly equal.  Strategically, it is important to recognize that today’s natural gas marketplace is constantly changing, so it is critical for us to maintain a diversified business portfolio to enhance the overall stability of your Company.  For the last several years, LER has been growing and strengthening its basic business model in order to position itself to identify and participate in developing market trends.  During the past eight years, LER has grown from $69 million in operating revenues and less than $1 million in earnings with just a few employees, to more than $836 million in operating revenues and $31 million in earnings and nearly 20 employees.  Our goal is to continue to grow this business steadily over time.

Part of the success enjoyed by LER during 2009 can be attributed to taking advantage of a changing natural gas market and executing on those opportunities.  As regional basis differentials and margins shrank significantly with the addition of new transmission capacity, this situation continues into fiscal 2010, as evidenced by LER’s first-quarter results.  At this point, we do not expect margins to increase appreciably in the near term so we do not anticipate that last year’s parity of earnings between Laclede Gas and LER will be replicated in 2010, but we do expect LER to continue to showcase its value as a complement to our regulated utility business by expanding its geographic reach and growing its sales volumes, which will create longer-term value for The Laclede Group and its shareholders.

Additionally, as LER continues to expand the size and nature of its business, the complexity of measuring results in real time also expands.  In that regard, we are utilizing “net economic earnings” and “net economic earnings per share,” in concert with GAAP reported results in order to focus on actual settled transactions to better define current operations as mentioned earlier.

While contributing its share of earnings to the Group during this past year, our core regulated business, Laclede Gas, continued to concentrate on enterprise-wide improvement through our multi-faceted Continuous Improvement Project, or CIP.  As I shared with you last year, this initiative is focused on increasing operating efficiencies, enhancing customer care and improving how we communicate with and develop employees.  I am pleased to say that we have had a number of accomplishments in each of these areas during the past year, a few of which I’d like to highlight this morning.

First, in the area of operating efficiencies, we are now integrating GPS technology across our processes, which affords us better, real-time information as to how and where our workforce is deployed.  This new visibility improves workflow, enables quicker response times for customers, and enhances our employees’ safety.  Second, we have also established a “smart buying” process throughout the Company to better plan purchases and improve the performance of, and pricing offered by, our suppliers.  We have already enjoyed substantial cost savings through these efforts and anticipate creating additional savings as we increase our utilization of this process.

Next, in the area of customer billing, we expanded the capabilities of our automated meter reading system in order to, for the first time, issue customer bills on the same day that we receive the automated billing reads.  This process improves customer payment cycles, thus reducing the amount of working capital we need to acquire in the open market.  Moreover, we have increased our efforts to encourage customers to sign up for paperless electronic billing and to pay their bills electronically, which allows our customers and our company to save money, time and, yes,  . . . . . trees.  This billing and payment method is by far the most cost-effective option, saving us approximately $5 per customer annually compared to the traditional printed and mailed bill that the customer pays by check.  When you consider that we have nearly 630,000 customers, the savings add up quickly.  By the end of fiscal 2009, we had more than 10 percent of customers on e-bill, and we look forward to adding more in the future.

These are just a few examples of the various projects we currently have underway that will increase operating efficiency.  We anticipate identifying and implementing additional projects over the next several years, as we believe significant areas of improvement remain to be identified and captured.

With regard to customer care, we have implemented several organizational and technological changes to elevate our customer service objectives and improve our points of customer contact, including billing, the call center, community outreach efforts and our interactions with customers in the field.  We implemented a new phone and interactive voice response system in our call center to better respond to customer inquiries and to quickly access vital data to serve our customers better.  We are encouraged by the results of our efforts thus far, as our customer satisfaction rating in J.D. Power’s 2009 survey of gas utility customers increased compared to 2008.  We anticipate that the other projects in the works for 2010 and beyond will result in steady improvement in the level of service that we provide to our customers.

As you might imagine, changing culture at a company that has been around for more than 150 years is not an easy task.  We understand, however, that if our efforts to improve operating efficiencies and customer care are to be successful, we must dedicate ourselves to giving our employees the training, support and tools necessary to meet the demands of today’s challenging business environment.  We have worked diligently in the past year to improve communications between management and employees through town hall meetings and monthly written updates and to expose employees to operations outside their primary areas of assignment.  By sharing the company’s strategy and goals with employees and providing them greater first-hand exposure to other operations in the company, and the natural gas industry in general, we are deepening the knowledge base of employees, strengthening our talent pool, and improving productivity and efficiency.

But if your company is going to continue to improve and meet the challenges of operating a successful enterprise in the 21st century, communicating the company’s strategy and goals to employees is only the first step.  We also need to ensure that each employee understands (1) the importance of his or her role in the success of the company; (2) what is expected of the employee in his or her current position; and (3) what competencies the employee is required to develop in order to advance to the next level.  With that in mind, we have increased our focus on identifying and defining what characteristics and skills are most critical for employees to succeed.  We will, in turn, provide the resources and opportunities necessary to develop employees in these areas and help Laclede Gas continuously improve and meet the challenges of the future.  I have to say this fundamental approach to better engage our greatest asset, our employees, is relatively new to us, at least to this degree, and I am pleased that it really is beginning to pay off in many ways.

As you can see, much has been achieved in the past 12 months and as we move forward, CIP will cease to be a “project” but rather become the “process” by which we do our business.

Even though we are making solid headway in our efforts to control and reduce our operating costs, that does not mean that we are free from the periodic need to seek rate increases.

As mentioned, last month we filed a rate case with the Missouri Public Service Commission requesting a net revenue increase of $52.6 million annually.  In addition to the requested rate increase, a major goal of the filling is to continue the use of our rate design that has for the last seven winters limited the utility’s financial exposure to weather volatility.  We are also requesting authority to adjust our revenues after the rate case to correct for variances between customers’ expected gas usage versus their actual usage.  This will allow us to aggressively promote energy conservation without damaging our opportunity to recover our fixed costs.  If we are successful in helping our customers use gas more efficiently, they will save on the variable cost of gas itself, which is the largest part of their bill, without impacting our ability to recover our approved revenues.  We see this as a win-win-win for our customer, our Company, and the environment.  The execution of the case started in earnest earlier this month with the commencement of responding to PSC staff data requests, thus beginning a long and complex process that will be resolved either through settlement or litigation before the end of calendar 2010.

As Laclede Gas and LER continue to execute their respective portions of our overall corporate strategy, we are also continuing to focus on potential acquisitions, as well as opportunities for organic growth.  Maintaining a “strategic balance” as we expand and diversify our portfolio of businesses is key to the short-term and long-term success of The Laclede Group.  Our corporate risk profile and credit ratings impact our cost of accessing capital, and are evaluated positively or negatively by the size and nature of the various businesses within the portfolio.  Therefore, strategic balance must take into account many different factors, including the risk profile of each business, percentage of overall earnings attributable to each business, whether a business is asset intensive, whether a business is easily understandable to the market and whether a business is seasonal in nature, to name a few.

In terms of our existing assets, the Laclede pipeline continues to be a promising growth component.  Our liquids pipeline has historically been used to transport propane as part of Laclede Gas’ peak-shaving activities during times of peak consumption.  As I mentioned last year, now that we have established Federal Energy Regulatory Commission jurisdiction over the pipeline, it can now transport products other than propane under the Interstate Commerce Act. We are pursuing this increased flexibility to enhance the use of the pipeline to serve new customers and markets.

Be assured that as we proceed to execute our growth strategy, we will take a thoughtful, measured approach in our pursuit of any potential opportunities.

In that regard, I want to share with you a new awareness and education program that Laclede Gas recently launched in order to better play a needed role in promoting environmental responsibility, energy efficiency and conservation.  This program, which focuses on educating consumers regarding the size and environmental impact of their carbon footprint, is aimed at providing critical information to our customers who live in a more “carbon conscious” world.

We have long recognized that Laclede is in a unique position to help our customers become better aware of the environmental benefits that we provide in the form of natural gas or, as we like to call it the “original green energy.” Because the combustion of natural gas at the burner tip is far more environmentally benign than coal-fired electricity, the direct use of natural gas offers a convenient and environmentally friendly option to those customers wishing to reduce their reliance on other energy sources.

As a kickoff to this comprehensive educational campaign, last fall we created a new online presence called OriginalGreenEnergy.com, which offers extensive information about natural gas’ environmental benefits, and how it can be used more effectively and efficiently.  Earlier this month we launched the advertising component of the campaign, which will soon be followed by social media, public relations activities and enhanced customer communications.  We believe this multi-faceted campaign is central to helping us achieve the key objectives of helping customers improve their energy efficiency while also increasing the number of burner tips in our service territory.

At the opening of my remarks this morning, I mentioned that Laclede has paid dividends for 63 consecutive years. In 2003, Congress passed legislation to temporarily lower the tax rate on qualified dividends from a maximum of 38.6 percent to a maximum of 15 percent.  This dividend tax rate reduction will expire on December 31, 2010, unless congressional action is taken to extend it. The Laclede Group is a partner and member of “Defend My Dividend,” a national grassroots advocacy campaign that gives utility investors a powerful and unified voice with a single mission: to make permanent the current 15 percent dividend tax rate beyond 2010.  We will continue to make information about our “Defend My Dividend” partnership through our website at www.thelacledegroup.com. And please be assured that we remain on the front lines of supporting this effort for the benefit of our shareholders.

Before I close this morning, I’d like to mention a major milestone for which our company was recently recognized.  Last month, the New York Stock Exchange recognized The Laclede Group and its predecessor companies for 120 years of continuous trading on the “Big Board”.  Very few organizations can claim such a record.  In fact, we are the eighth-oldest stock currently listed on the Exchange.  As a result of this achievement, we were honored with an invitation to ring The Closing Bell on December 7th. Many of my colleagues on today’s dais accompanied me last month to do just that. It was a proud and memorable day for your Company.

In closing, I would like to recognize a new addition to the Laclede Gas management team.  In November, Mr. Steven P. Rasche joined us as our Vice President of Finance.  Steve has more than 25 years of experience in senior-level finance positions in a variety of industries, and expands the depth of knowledge in our Finance area as we continue to diversify our business portfolio.  Welcome Steve.

The continued success of The Laclede Group relies on the commitment of many … our shareholders, our board members and our employees.  At this time, I would like to recognize and thank all of you for your contributions. We look forward in the coming year to working together to build a stronger company for all of us.

NOTE:  We would note that some of the above remarks made included forward-looking statements.  Our actual results may differ materially from those projected in such statements.  Additional information about factors that could cause actual results to differ materially from those projected is contained in the Company’s Form 10-K and other documents filed with the SEC, which are readily available.  We also note that some of the remarks contain non-GAAP financial measures.  Reconciliation of the non-GAAP financial measures to comparable GAAP measures can be found in our earnings press release issued earlier today and available on our website.